Exhibit 21.1

NOVANTA INC. SUBSIDIARIES

Subsidiary	Place of Incorporation
Novanta Corporation	Michigan
Novanta Japan Corporation	Japan
Novanta Singapore Pte. Ltd.	Singapore
Novanta Technologies UK Limited	United Kingdom
Novanta UK Investments Holding Limited	United Kingdom
Novanta Technologies (Suzhou) Co., Ltd.	China
GSI Lumonics Asia Pacific Ltd.	Hong Kong
Novanta Europe GmbH	Germany
Novanta Distribution (USD) GmbH	Germany
Novanta Italy SRL	Italy
NDS Surgical Imaging, LLC	Delaware
Novanta Holdings BV	Netherlands
Novanta EMEA BV	Netherlands
Novanta Česká republika s.r.o.	Czech Republic
Laser Quantum Limited	United Kingdom
W.O.M. World of Medicine GmbH	Germany
W.O.M. World of Medicine USA, Inc.	Florida
Zettlex (UK) Limited	United Kingdom
Novanta Technologies Spain, S.L..	Spain
Novanta Medical Technologies Corp.	Delaware
ATI Industrial Automation, Inc.	North Carolina
ATI Industrial Mexico, LLC	North Carolina
Novanta Insurance Company	Arizona
ATI Automatizacion Industrial S de RL de CV.	Mexico
ATI Industrial Automation (Lang Fang) Co., Ltd.	China
Novanta Medical s.r.o.	Czech Republic
Bearing Engineers, Inc. d/b/a Motion Solutions	California
Motion Solutions Parent Corp	Delaware
iBex Motion, LLC	California
nPoint, Inc.	Wisconsin
Novanta Precision Medicine Corporation	Delaware